Exhibit 99.1

NASDAQ, INC. ANNOUNCES $475 MILLION ACCELERATED STOCK REPURCHASE PROGRAM

NEW YORK, July 21, 2021 — Nasdaq, Inc. (the “Company”) (Nasdaq: NDAQ) today announced that it has entered into an accelerated stock repurchase agreement (“ASR”) with Goldman Sachs & Co. LLC (“Goldman Sachs”) to repurchase $475 million of the Company’s common stock. The ASR was entered into pursuant to the Company’s share repurchase program, under which $1.46 billion remained available as of July 21, 2021.

“Our divestiture of Nasdaq Fixed Income in the first half of 2021 allows us to further concentrate our resources on technology, analytics, ESG and market infrastructure opportunities in support of our broader strategic direction,” said Ann Dennison, Executive Vice President and Chief Financial Officer, Nasdaq. “Our decision to pursue an accelerated share repurchase agreement reflects our strong commitment to repurchase shares to offset the financial impact of the divestiture, while maintaining our consistent capital plan.”

Under the ASR agreement, the Company will make an initial payment of $475 million to Goldman Sachs and will receive an initial delivery of 2,039,940 shares of the Company’s common stock on July 23, 2021. The final number of shares to be repurchased will be based on the volume-weighted average price of the Company’s common stock during the term of the ASR, less a discount and subject to adjustments pursuant to the terms of the ASR. The final settlement of the ASR is expected to be completed in the fourth quarter of 2021.

As previously announced following the issuance by the Company of approximately 6.2 million shares of its common stock to Newmark SPV I, LLC, an assignee of BGC Partners, L.P., in connection with the consummation of the sale of the Company’s U.S. fixed income business on June 25, 2021, the Company is repurchasing shares in order to offset longer-term dilution to non-GAAP earnings per share.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Information set forth in this communication contains forward-looking statements that involve a number of risks and uncertainties. The Company cautions readers that any forward-looking information is not a guarantee of future performance and that actual results could differ materially from those contained in the forward-looking information. These statements include, but are not limited to, statements about the expected completion date of the ASR and the number of shares of common stock that will be initially delivered to the Company under the ASR. Forward-looking statements involve a number of risks, uncertainties or other factors beyond the Company’s control. These factors include, but are not limited to, the Company’s ability to implement its strategic initiatives, economic, political and market conditions and fluctuations, government and industry regulation, interest rate risk, U.S. and global competition, and other factors detailed in the Company’s filings with the U.S. Securities and Exchange Commission, including its annual reports on Form 10-K and quarterly reports on Form 10-Q which are available on the SEC’s website at www.sec.gov. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

ABOUT NASDAQ

Nasdaq (Nasdaq: NDAQ) is a global technology company serving the capital markets and other industries. Its diverse offering of data, analytics, software and services enables clients to optimize and execute their business vision with confidence.

MEDIA RELATIONS CONTACT:

Ryan Wells

+1 646 648 3887

ryan.wells@nasdaq.com

Will Briganti

+1 646 964 8169

william.briganti@nasdaq.com

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